Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Quarter Ended September 30, 2016

Reports Net Investment Income and Adjusted Net Investment Income of $0.34 per Weighted Average Share and Net Asset Value of $13.28 per Share

Declares Fourth Quarter 2016 Dividend of $0.34 per Share

NEW YORK--(BUSINESS WIRE)--November 8, 2016--New Mountain Finance Corporation (NYSE: NMFC) (the "Company", "we", "us" or "our") today announced its financial results for the quarter ended September 30, 2016 and reported third quarter net investment income and adjusted net investment income1 of $0.34 per weighted average share. At September 30, 2016, net asset value (“NAV”) per share was $13.28, an increase of $0.05 per share from June 30, 2016. The Company also announced that its board of directors declared a fourth quarter dividend of $0.34 per share, which will be payable on December 29, 2016 to holders of record as of December 15, 2016.

During the third quarter, the Company closed a public offering of an additional $40.25 million in aggregate principal amount of the Company’s 5.00% convertible notes due 2019 (the “Convertible Notes”). In addition, the Company entered into an amended and restated note purchase agreement and issued an additional $40.0 million in aggregate principal amount of the Company’s 5.313% unsecured notes (the “Unsecured Notes”) to institutional investors in a private placement.

Selected Financial Highlights

(in thousands, except per share data)	September 30, 2016
Investment Portfolio(1)	$1,547,652
Total Assets	$1,617,180
Total Statutory Debt(2)	$596,965
NAV	$848,212

NAV per Share	$13.28
Statutory Debt/Equity	0.70x

Investment Portfolio Composition	September 30, 2016	Percent of Total
First Lien	$648,743	41.9%
Second Lien(1)	618,500	40.0%
Subordinated	86,614	5.6%
Preferred Equity	78,047	5.0%
Common Equity and Other	45,108	2.9%
Investment Fund	70,640	4.6%
Total	$1,547,652	100.0%

	Three Months Ended September 30, 2016
(in millions, except per share data)	GAAP	Non-Cash Adjustments(3)	Adjusted(3)
Net investment income ("NII")	$21.7	($0.0)	$21.7

Net investment income per weighted average share	$0.34		$0.34

(1)	Includes collateral for securities purchased under collateralized agreements to resell.
(2)	Excludes the Company’s U.S. Small Business Administration (“SBA”)-guaranteed debentures.
(3)	Refer to “Use of Non-GAAP Financial Measures”, “Reconciliation of Adjusted Net Investment Income” and “Adjusted Net Investment Income” below for additional details.

We believe that the strength of the Company’s unique investment strategy – which focuses on acyclical “defensive growth” companies that are well researched by New Mountain Capital, L.L.C. (“New Mountain”), a leading alternative investment firm – is underscored by continued stable credit performance. The Company has had only six portfolio companies, representing approximately $84.4 million of the cost of all investments made since inception in October 2008, or approximately 2.1%, go on non-accrual.

Robert Hamwee, CEO, commented: “The third quarter represented another solid quarter of performance for NMFC. We covered our dividend, increased our book value and continue to maintain a stable portfolio yield. We further diversified our financing sources by issuing additional convertible notes and unsecured notes. Furthermore, we anticipate an active fourth quarter of originations, allowing us to remain fully invested after our recent equity raise.”

“As managers and as significant stockholders personally, we are pleased with the progress of the Company and the completion of another successful quarter, where we fully earned our dividend and book value continued to rise,” added Steven B. Klinsky, NMFC Chairman. “We believe New Mountain’s strategic focus on acyclical “defensive growth” industries and on companies that we know well continues to prove a successful strategy and preserves stockholder value.”

Portfolio and Investment Activity2

As of September 30, 2016, the Company’s NAV was approximately $848.2 million and its portfolio had a fair value of approximately $1,547.7 million in 75 portfolio companies, with a weighted average Yield to Maturity at Cost3 of approximately 10.4%. For the three months ended September 30, 2016, the Company made approximately $172.4 million of originations and commitments4. The $172.4 million includes approximately $141.7 million of investments in nine new portfolio companies and approximately $30.7 million of follow-on investments in five portfolio companies held as of June 30, 2016. For the three months ended September 30, 2016, the Company had approximately $11.8 million of sales in four portfolio companies and cash repayments4 of approximately $140.6 million.

Consolidated Results of Operations

The Company’s total adjusted investment income and total pro forma adjusted investment income for the three months ended September 30, 2016 and 2015 were approximately $41.8 million and $37.9 million, respectively. For the three months ended September 30, 2016 and 2015, the Company’s total adjusted investment income and total pro forma adjusted investment income consisted of approximately $36.3 million5 and $33.4 million5 in cash interest income from investments, respectively, prepayment penalties of approximately $0.4 million and $0, respectively, approximately $0.9 million and $0.8 million in payment-in-kind (“PIK”) interest income from investments, respectively, net amortization of purchase premiums/discounts of approximately $0.8 million and $0.6 million, respectively, cash dividend income of approximately $0.1 million and $0 million, respectively, PIK dividend income of approximately $0.7 million and $0.7 million, respectively, and approximately $2.6 million and $2.4 million in other income, respectively.

The Company’s total net expenses and total pro forma net expenses after income tax expense for the three months ended September 30, 2016 and 2015 were approximately $20.1 million and $17.5 million, respectively, excluding $0 of accrued hypothetical capital gains incentive fee and the reduction to the hypothetical capital gains incentive fee accrual of $(0.6) million, respectively. The hypothetical capital gains incentive fee is based upon the cumulative net Adjusted Realized Capital Gains (Losses)6 and the cumulative net Adjusted Unrealized Capital Appreciation (Depreciation)6 from inception through the end of the current period. Actual amounts paid to New Mountain Finance Advisers BDC, L.L.C. (the “Investment Adviser”) are consistent with the investment advisory and management agreement between the Company and the Investment Adviser (the “Investment Management Agreement”), and are based only on actual Adjusted Realized Capital Gains computed net of all Adjusted Realized Capital Losses and Adjusted Unrealized Capital Depreciation on a cumulative basis from inception through the end of each calendar year as if the entire portfolio was sold at fair value.

Total net expenses and total pro forma net expenses after income tax expense for the three months ended September 30, 2016 and 2015 consisted of approximately $7.1 million and $5.8 million, respectively, of costs associated with the Company’s borrowings and approximately $11.2 million and $10.2 million, respectively, in net management and incentive fees, excluding $0 of accrued hypothetical capital gains incentive fee and the reduction to the hypothetical capital gains incentive fee accrual of $(0.6) million, respectively. Since the initial public offering (“IPO”), the base management fee calculation has deducted the borrowings under the New Mountain Finance SPV Funding, L.L.C. credit facility (the “SLF Credit Facility”). The SLF Credit Facility had historically consisted of primarily lower yielding assets at higher advance rates. As part of an amendment to the Company’s existing credit facilities with Wells Fargo Bank, National Association, the SLF Credit Facility merged with and into the New Mountain Finance Holdings, L.L.C. credit facility (the “Holdings Credit Facility”) on December 18, 2014. Post credit facility merger and to be consistent with the methodology since the IPO, the Investment Adviser will continue to waive management fees on the leverage associated with those assets that share the same underlying yield characteristics with investments that were leveraged under the legacy SLF Credit Facility, which as of September 30, 2016 and 2015 totaled approximately $234.0 million and $313.7 million, respectively. The Investment Adviser cannot recoup management fees that the Investment Adviser has previously waived. For the three months ended September 30, 2016 and 2015, management fees waived were approximately $1.1 million and $1.2 million, respectively. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the three months ended September 30, 2016 and 2015 were approximately $1.8 million and $1.5 million, respectively.

For the three months ended September 30, 2016 and 2015, the Company recorded approximately $1.1 million and $(0.6) million of adjusted net realized gains and pro forma adjusted net realized losses, respectively, and $2.3 million and $(10.2) million of adjusted net changes in unrealized appreciation (depreciation) of investments and securities purchased under collateralized agreements to resell, respectively. For the three months ended September 30, 2016 and 2015, benefit (provision) for taxes was approximately $0.0 million and $(0.6) million, respectively, related to differences between the computation of income for United States (“U.S.”) federal income tax purposes as compared to accounting principles generally accepted in the United States (“GAAP”).

Liquidity and Capital Resources

As of September 30, 2016, the Company had cash and cash equivalents of approximately $49.8 million and total statutory debt outstanding of approximately $597.0 million7 (approximately $308.9 million of the $495.0 million of total availability on the Holdings Credit Facility, $42.5 million of the $122.5 million of total availability on the Company’s senior secured revolving credit facility (the “NMFC Credit Facility”), $155.6 million7 of Convertible Notes outstanding and $90.0 million of Unsecured Notes outstanding). Additionally, the Company had $121.7 million of SBA-guaranteed debentures outstanding as of September 30, 2016.

Portfolio and Asset Quality

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a “2” under the assumption that the investment is performing materially in-line with expectations. Any investment performing materially below our expectations would be downgraded from the “2” rating to a “3” or a “4” rating, based on the deterioration of the investment. An investment rating of a “4” could be moved to non-accrual status, and the final development could be an actual realization of a loss through a restructuring or impaired sale.

During the third quarter of 2016, the Company placed its entire second lien position in Transtar Holding Company (“Transtar”) on non-accrual status due to its ongoing restructuring. As of September 30, 2016, the Company’s investment in Transtar had an aggregate cost basis of $30.9 million and an aggregate fair value of $3.8 million.

As of September 30, 2016, three portfolio companies had an investment rating of “3”, with a total cost basis of approximately $36.0 million and a fair value of approximately $22.3 million.

As of September 30, 2016, three portfolio companies (including Transtar referenced above) had an investment rating of “4”. As of September 30, 2016, the investments in these portfolio companies had an aggregate cost basis of approximately $48.1 million and an aggregate fair value of approximately $9.1 million.

Recent Developments

The Company has had approximately $87.6 million of originations and commitments since the end of the third quarter through November 4, 2016. This was offset by approximately $114.3 million of repayments and $12.9 million of sales during the same period.

On October 28, 2016, the Company completed a public offering of 5,750,000 shares of its common stock (including the overallotment), which resulted in net proceeds (excluding offering expenses) of $79.1 million, or $13.75 per share.

On November 4, 2016, the Company’s board of directors declared a fourth quarter 2016 distribution of $0.34 per share payable on December 29, 2016 to holders of record as of December 15, 2016.

Use of Non-GAAP Financial Measures

In evaluating its business, NMFC considers and uses adjusted net investment income as a measure of its operating performance. Adjusted net investment income is defined as net investment income adjusted to reflect income as if the cost basis of investments held at NMFC’s IPO date had stepped-up to fair market value as of the IPO date. Under GAAP, NMFC’s IPO did not step-up the cost basis of the predecessor operating company’s existing investments to fair market value. Since the total value of the predecessor operating company’s investments at the time of the IPO was greater than the investments’ cost basis, a larger amount of amortization of purchase or issue discount, and different amounts in realized gains and unrealized appreciation, may be recognized under GAAP in each period than if a step-up had occurred. For purposes of the incentive fee calculation, NMFC adjusts income as if each investment was purchased at the date of the IPO (or stepped-up to fair market value). In addition, adjusted net investment income excludes any capital gains incentive fee.

The term adjusted net investment income is not defined under GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted net investment income has limitations as an analytical tool and, when assessing NMFC’s operating performance, and that of its portfolio companies, investors should not consider adjusted net investment income in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with GAAP. Among other things, adjusted net investment income does not reflect NMFC’s, or its portfolio companies’, actual cash expenditures. Other companies may calculate similar measures differently than NMFC, limiting their usefulness as comparative tools.

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[1]	Adjusted net investment income is defined as net investment income adjusted to reflect income as if the cost basis of investments held at NMFC’s IPO date had stepped-up to fair market value as of the IPO date. Adjusted net investment income also excludes any capital gains incentive fee. For additional information regarding NMFC’s use of this non-GAAP financial measure, please refer to “Use of Non-GAAP Financial Measures”.
[2]	Includes collateral for securities purchased under collateralized agreements to resell.
[3]

References to “Yield to Maturity at Cost” assume the accruing investments in our portfolio as of a certain date, the ‘‘Portfolio Date’’, are purchased at cost on that date and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage. Yield to Maturity at Cost uses the LIBOR curves at each quarter’s respective end date. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the Company’s portfolio or other factors.

[4]	Excludes revolving credit facilities, payment-in-kind (“PIK”) interest, bridge loans, return of capital and realized gains / losses.
[5]	Includes reclassification into cash interest of recurring management fee and recurring distributions associated with the fully ramped NMFC Senior Loan Program I LLC and partially ramped NMFC Senior Loan Program II LLC investment funds held by NMFC from other income and dividend income, respectively.
[6]	Under GAAP, the Company’s IPO did not step-up the cost basis of New Mountain Finance Holdings, L.L.C.’s (the “Predecessor Operating Company” or “NMF Holdings”) existing investments to fair market value at the IPO date. Since the total value of the Predecessor Operating Company’s investments at the time of the IPO was greater than the investments’ cost basis, a larger amount of amortization of purchase or original issue discount, as well as different amounts in realized gain and unrealized appreciation, may be recognized under GAAP in each period than if the step-up had occurred. This will remain until such predecessor investments are sold or mature in the future. The Company tracks the transferred (or fair market) value of each of its investments as of the time of the IPO and, for purposes of the incentive fee calculation, adjusts Pre-Incentive Fee Net Investment Income to reflect the amortization of purchase or original issue discount on the Company’s investments as if each investment was purchased at the date of the IPO, or stepped up to fair market value. This is defined as “Pre-Incentive Fee Adjusted Net Investment Income”. The Company also uses the transferred (or fair market) value of each of its investments as of the time of the IPO to adjust capital gains and losses (“Adjusted Realized Capital Gains (Losses)”) and unrealized capital appreciation and depreciation (“Adjusted Unrealized Capital Appreciation (Depreciation)”).
[7]	Includes premium received on additional Convertible Notes.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Wednesday, November 9, 2016, to discuss its third quarter 2016 financial results. All interested parties may participate in the conference call by dialing +1 (877) 443-9109 approximately 15 minutes prior to the call. International callers should dial +1 (412) 317-1082. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://ir.newmountainfinance.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call, you may access a replay of the event via audio webcast on our website. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

New Mountain Finance Corporation
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)
(unaudited)

	September 30, 2016	December 31, 2015
Assets
Investments at fair value
Non-controlled/non-affiliated investments (cost of $1,413,930 and $1,438,415, respectively)	$1,353,097	$1,377,515
Non-controlled/affiliated investments (cost of $45,472 and $89,047, respectively)	46,684	87,287
Controlled investments (cost of $105,353 and $41,254, respectively)	119,198	47,422
Total investments at fair value (cost of $1,564,755 and $1,568,716, respectively)	1,518,979	1,512,224
Securities purchased under collateralized agreements to resell (cost of $30,000 and $30,000, respectively)	28,673	29,704
Cash and cash equivalents	49,794	30,102
Interest and dividend receivable	16,654	13,832
Receivable from affiliates	845	360
Other assets	2,235	1,924
Total assets	$1,617,180	$1,588,146

Liabilities
Borrowings
Holdings Credit Facility	$308,913	$419,313
Convertible Notes	155,552	115,000
SBA-guaranteed debentures	121,745	117,745
Unsecured Notes	90,000	–
NMFC Credit Facility	42,500	90,000
Deferred financing costs (net of accumulated amortization of $11,268 and $8,822, respectively)	(15,038)	(13,992)
Net borrowings	703,672	728,066
Payable for unsettled securities purchased	45,690	5,441
Management fee payable	5,781	5,466
Incentive fee payable	5,432	5,622
Interest payable	4,370	2,343
Deferred tax liability	857	1,676
Payable to affiliates	567	564
Other liabilities	2,599	2,060
Total liabilities	768,968	751,238
Commitments and contingencies
Net Assets
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized, none issued	–	–
Common stock, par value $0.01 per share, 100,000,000 shares authorized, and 64,005,387 and 64,005,387 shares issued, respectively, and 63,864,858 and 64,005,387 shares outstanding, respectively	640	640
Paid in capital in excess of par	899,996	899,713
Treasury stock at cost, 140,529 and 0 shares held, respectively	(1,707)	–
Accumulated undistributed net investment income	4,197	4,164
Accumulated undistributed net realized gains on investments	3,533	1,342
Net unrealized (depreciation) appreciation (net of provision for taxes of $857 and $1,676, respectively)	(58,447)	(68,951)
Total net assets	$848,212	$836,908
Total liabilities and net assets	$1,617,180	$1,588,146

Number of shares outstanding	63,864,858	64,005,387
Net asset value per share	$13.28	$13.08

New Mountain Finance Corporation
Consolidated Statements of Operations
(in thousands, except shares and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Investment income
From non-controlled/non-affiliated investments:
Interest income	$34,735	$31,628	$106,743	$97,249
Dividend income	83	(509)	175	(407)
Other income	2,557	1,619	4,776	3,496
From non-controlled/affiliated investments:
Interest income	720	1,594	3,929	3,820
Dividend income	1,061	892	2,868	2,701
Other income	284	1,020	902	1,642
From controlled investments:
Interest income	462	517	1,447	1,487
Dividend income	1,919	673	3,380	1,864
Other income	13	13	80	36
Total investment income	41,834	37,447	124,300	111,888
Expenses
Incentive fee	5,432	5,034	16,266	14,969
Capital gains incentive fee	–	(490)	–	–
Total incentive fees	5,432	4,544	16,266	14,969
Management fee	6,883	6,373	20,537	19,039
Interest and other financing expenses	7,171	5,788	20,544	16,863
Professional fees	723	808	2,461	2,456
Administrative expenses	586	647	2,054	1,804
Other general and administrative expenses	390	370	1,206	1,252
Total expenses	21,185	18,530	63,068	56,383
Less: management fee waived	(1,102)	(1,237)	(3,662)	(3,866)
Less: expenses waived and reimbursed	–	(333)	(347)	(733)
Net expenses	20,083	16,960	59,059	51,784
Net investment income before income taxes	21,751	20,487	65,241	60,104
Income tax expense (benefit)	22	(172)	113	130
Net investment income	21,729	20,659	65,128	59,974
Net realized gains (losses):
Non-controlled/non-affiliated investments	1,150	(37)	2,191	(13,508)
Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated investments	3,837	(8,360)	2,955	2,148
Non-controlled/affiliated investments	109	313	84	1,041
Controlled investments	(800)	(2,190)	7,677	4,544
Securities purchased under collateralized agreements to resell	(957)	–	(1,031)	–
Benefit (provision) for taxes	11	(581)	819	(1,217)
Net realized and unrealized gains (losses)	3,350	(10,855)	12,695	(6,992)
Net increase in net assets resulting from operations	$25,079	$9,804	$77,823	$52,982
Basic earnings per share	$0.39	$0.17	$1.22	$0.91
Weighted average shares of common stock outstanding-basic	63,758,062	58,725,338	63,843,730	58,269,543
Diluted earnings per share	$0.37	$0.17	$1.14	$0.86
Weighted average shares of common stock outstanding-diluted	71,145,932	66,002,469	71,158,044	65,514,142
Dividends declared and paid per share	$0.34	$0.34	$1.02	$1.02

New Mountain Finance Corporation Reconciliation of Adjusted Net Investment Income
(in millions, except per share data)
(unaudited)

	Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016
	Amount	Per Weighted Average Share	Amount	Per Weighted Average Share
GAAP net investment income ("NII")	$21.7	$0.34	$65.1	$1.02
Non-cash capital gains incentive fee(1)(2)	(0.0)	(0.00)	(0.1)	(0.00)
Adjusted NII	$21.7	$0.34	$65.0	$1.02
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(1) Reclassification of the non-cash capital gains incentive fee out of net investment income and into net increase in net assets resulting from operations.
(2) Net of non-cash amortization adjustment of less than $0.1 million and $0.1 million for the three and nine months ended September 30, 2016, respectively.

New Mountain Finance Corporation Adjusted Net Investment Income
(in millions, except per share data)
(unaudited, numbers may not add due to rounding)

	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Investment income
Interest income	$35.9	$112.0
Dividend income	3.0	6.4
Other income	2.9	5.8
Total investment income	41.8	124.2

Expenses
Management fee	6.8	20.5
Incentive fee	5.5	16.3
Interest and other financing expenses	7.1	20.5
Professional fees	0.8	2.5
Administrative expenses	0.6	2.1
Other general and administrative expenses	0.4	1.2
Total expenses	21.2	63.1
Less: management fee waived	(1.1)	(3.7)
Less: expenses waived and reimbursed	–	(0.3)
Net expenses	20.1	59.1
Net investment income before income taxes	21.7	65.1
Income tax expense	–	0.1
Net investment income ("NII")(1)	21.7	65.0

Net realized gains on investments	1.1	2.0
Net change in unrealized appreciation (depreciation) of investments	3.2	11.0
Net change in unrealized (depreciation) appreciation of securities purchased under collateralized agreements to resell	(0.9)	(1.0)
Benefit for taxes	–	0.8
Capital gains incentive fee	–	–
Net realized and unrealized gains (losses)	3.4	12.8
Net increase in net assets resulting from operations	$25.1	$77.8

Adjusted NII per weighted average share(1)	$0.34	$1.02
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(1) Includes reclassification of the non-cash capital gains incentive fee out of net investment income and into net increase in net assets resulting from operations.

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL, L.LC.

New Mountain Capital, L.L.C is a New York-based alternative investment firm investing for long-term capital appreciation through direct investments in growth equity transactions, leveraged acquisitions, and management buyouts. The firm currently manages private and public equity funds with more than $15.0 billion in aggregate capital commitments. New Mountain Capital, L.L.C. seeks out the highest-quality defensive growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, L.L.C., please visit http://www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
Investor Relations
Shiraz Y. Kajee, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505